EXHIBIT A-5

ARTICLES OF ORGANIZATION
OF
WPS INVESTMENTS, LLC

        The undersigned, acting as organizer of a limited liability company under Chapter 183 of the Wisconsin Statutes, adopts the following Articles of Organization for the purpose of forming such limited liability company.

___________________________

ARTICLE I
Name

        The name of the Limited Liability Company is WPS Investments, LLC.

ARTICLE II
Registered Office and Registered Agent

        The address of the initial registered office of the Limited Liability Company is c/o Wisconsin Public Service Corporation, 700 North Adams Street, P. O. Box 19001, Green Bay, Wisconsin 54307-9001 and the name of its initial registered agent at such address is Barth J. Wolf.

ARTICLE III
Management

        Management of the Limited Liability Company shall be vested in one or more managers.

ARTICLE IV
Organizer

        The name and address of the sole organizer of the Limited Liability Company is Leonard S. Sosnowski, c/o Foley & Lardner, 150 East Gilman Street, Post Office Box 1497, Madison, Wisconsin 53701-1497.

        Executed on this 21st day of November, 2000.

 /s/ L. S. Sosnowski
Leonard S. Sosnowski, Sole Organizer

        This instrument was drafted by, and after filing should be returned to Leonard S. Sosnowski at Foley & Lardner, Post Office Box 1497, Madison, Wisconsin 53701-1497.